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                                                                    Exhibit 10.1

                           CHANGE OF CONTROL AGREEMENT


     THIS CHANGE OF CONTROL AGREEMENT ("Agreement") is made as of July 3, 2001, between THE FINANCE COMPANY ("Finance" or "Employer"), a wholly owned subsidiary of TFC Enterprises, Inc. ("TFCEI") and RONALD G. TRAY ("Employee").

                                   RECITALS:

     A. The parties are entering into this Agreement under the assumption that it is possible that at some future date there may be a Change of Control in Finance.

     B. It is the parties express agreement and understanding that the provisions of this Agreement will not take effect unless there is a Change of Control in Finance as defined in Section 13 of this Agreement.

                                   AGREEMENT

     1. Employment. Finance hereby employs Employee and Employee hereby accepts employment, upon the terms and conditions set forth in this Agreement.

     2. Term. Subject to the provisions for extension or earlier termination as provided below, the term of this Agreement shall commence upon a "Change of Control" (as defined in Section 13) and continue for five (5) years.

     3. Compensation.

         3.1 For all services rendered by Employee under this Agreement, Finance shall pay Employee a base salary at the following rates per calendar year commencing on the date of the Change of Control:


                  Calendar Year        Yearly Salary
                  -------------        -------------

                      2001               $206,000
                      2002               $220,400
                      2003               $235,800
                      2004               $252,300
                      2005               $270,000
                      2006               $288,900

     Base salary shall be payable in equal semi-monthly installments (pro rated for partial periods).
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         3.2 In the event the existing CEO ceases to be employed and Employee assumes the CEO's duties, the Employee's base salary for each of the years remaining in this Agreement will increase by Fifty Thousand dollars ($50,000). If this should occur during a calendar year, the amount will be prorated over the number of full months remaining in the year.

         3.3 In addition to Employee's base salary, an Executive Profit Sharing Plan at the rate of 1.0% of the net pre-tax earnings of Finance and its subsidiaries during each calendar year of the duration of this Agreement shall be paid Employee as hereinafter provided. A copy of the current Executive Profit Sharing Plan is attached hereto as Attachment A and is incorporated by reference. Finance and its successors and assigns agree to abide by this Executive Profit Sharing Plan. The term "net pre-tax earnings" as used in this Agreement shall mean the consolidated net pre-tax earnings of Finance and its subsidiaries. In computing net pre-tax earnings, no deductions shall be taken or allowances made for (i) federal or state income taxes paid or accrued, or for
(ii) Executive Profit Sharing Plans paid by Finance to Employee, as the President of Finance, pursuant to this Agreement and to any other employees who participate in the Executive Finance Profit Sharing Plan. Executive Profit Sharing Plan due Employee during each year of the term of this Agreement shall be finally determined as of, and shall accrue and become vested on, December 31, of each year. The Executive Profit Sharing Plan provided in this Section 3.2 shall be payable as follows:

             3.3.1 As soon as the annual audited financial statements prepared by Finance's independent public accountants are available, Employee's Executive Profit Sharing Plan for the preceding fiscal year will be finally determined. Upon Finance's final determination of Employee's Executive Profit Sharing Plan, it shall be paid promptly to him. It is the parties express agreement that Employee is a salaried exempt and executive employee and accordingly, the Employee's Executive Profit Sharing Plan is not subject to the Fair Labor Standard Act and/or its equivalent embodied in the Virginia Code at (S) 40.1-29.

             3.3.2 In the event that Employee resigns at any time during the life of this Agreement, Employee will not be entitled to any Executive Profit Sharing Plan or any pro rated portion thereof not yet calculated.

         3.4 Nothing in Sections 3.1 or 3.3 above is to be interpreted as restricting or limiting the power of the Board of Directors to authorize and direct giving any Finance employee, from time to time, such additional compensation, Executive Profit Sharing Plans or other incentives as the Board may deem appropriate.

     4. Duties. Employee is engaged as President of Finance. Employee shall retain the "same or equivalent employment." "Same or equivalent employment" shall mean employment with the same or equivalent position, employment benefits, pay and other terms and conditions of employment. Factors to consider may include whether there are substantially similar duties and responsibilities, which must entail substantially equivalent skill, effort, responsibility and authority; the same type of appointment work schedule, status and tenure; the same employment benefits made available to the Employee (e.g. life insurance, health benefits, retirement coverage, and leave accrual). If Employee is elected or appointed an officer or director of TFCEI and/or its subsidiaries, Employee will serve in such capacity without further compensation except out-of- pocket expenses not otherwise reimbursed by Finance.

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     5.  Extent of Services.  Employee shall devote Employee's full time, best efforts, attention and energies to the business of Finance and its affiliates, and shall not, without prior consent of Finance's CEO or Board of Directors or Finance's successor, directly or indirectly engage in any other business activity which materially interferes with Employee's performance of Employee's duties hereunder. This shall not be construed as preventing Employee from investing Employee's assets in such form or manner as will not require substantial time on the part of Employee in the affairs of the entities in which such investments are made, will not detract from the operation of Finance and are not reasonably expected to cause conflicts of interest to arise.

     6. Disclosure of Confidential Information and Consent Not to Compete. Employee recognizes and acknowledges that the identities of Finance's customers, business or financial contracts, agreements, techniques, practices, plans or other "trade secrets," such as may exist from time to time, are a valuable, special and unique asset of Finance's business.

         6.1 Employee hereby agrees Employee will not, during or for a period of two (2) years after the term of Employee's employment, disclose Finance's trade secrets or any part thereof not of public record or generally known otherwise to any unaffiliated person, firm, corporation, association or other entity without Finance's prior consent unless such disclosure is required by law or governmental regulation(s). Employee hereby further agrees that, during and for a period of two (2) years after the term of this Agreement, Employee will not use any of Finance's trade secrets, directly or indirectly, for Employee's or any third party's benefit or use in any business endeavor not affiliated with Finance. In the event of a breach or threatened breach by Employee of the provisions of this Section, Finance shall be entitled to an injunction, without the necessity of posting bond, restraining Employee from disclosing, in whole or in part, Finance's trade secrets, or from utilizing them for Employee's benefit or that of any unaffiliated person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting Finance from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

         6.2 Employee agrees that, subsequent to the termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, individually or as an owner, employee, partner, officer, director or stockholder, advisor, consultant or independent contractor, compete against Employer in the Employer's market areas pursuant to the following schedule.

               a) If Employee is terminated within the first two years of this Agreement taking effect, Employee will not compete for a period of three years.

               b) If Employee is terminated at any time after the first two years of this Agreement taking effect, the period of Employee's covenant not to compete will not exceed the remaining period left in the Agreement's pay out period. It is understood that at the end of this Agreement or payout period, Employee will not be subject to a covenant not-to-compete.

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             6.2.1  For purposes of this Agreement, "compete" means to be employed by or to provide services to any entity that is in the business of financing sub prime motor vehicles. The term "sub prime" shall be governed by the industry definition. For purposes of this Agreement, "market areas," means those areas set out in Attachment B to this Agreement. Employee acknowledges that this Agreement is reasonable based upon Employee's position with Employer, is not an unreasonable restraint, and will not affect Employee from being employed in a job of equivalent pay and benefits.

         6.3 Employee agrees that for a period of three (3) years from the termination of employment, for whatever reason, Employee will not directly or indirectly, individually or as owner, employee, officer, director or stockholder, advisor, consultant, or independent contractor solicit any person employed by Employer.

         6.4 Employee and Employer agree that in case of a breach of the provisions contained in Section 6 of this Agreement, damages will be difficult, if not impossible, to ascertain. Accordingly, Employer and Employee, through a process of arms length negotiation, have established a sum and liquidated damages for each separate violation in the amount of $10,000. A violation for purposes of this Agreement is each occurrence of Employee purchasing a contract as defined in Paragraph 6.2.1. By signing this Agreement, Employee acknowledges that this amount is not a penalty, that the amount is reasonable, and that Employee is waiving any right to contest the reasonableness of the amount of liquidated damages or that the liquidated damages are against public policy.

         6.5 Employee agrees that if Employee violates the provisions of Section 6 of this Agreement, that in addition to the relief authorized in this Agreement, the Employer will also be entitled to actual damages to the extent that the actual damages can be established and exceed the amount of liquidated damages, any and all equitable relief, including an injunction without the necessity of posting a bond, and the Employer's costs of litigation, including attorney's fees and costs.

     7. Expenses. Upon the presentation of an itemized accounting and the submission of supporting vouchers, Employee shall be promptly reimbursed for all reasonable and necessary expenses incurred by him in the promotion of the business of Finance and its affiliates. Finance shall furnish Employee an automobile for Employee's personal and business use and shall pay all reasonable expenses for the operation and maintenance of said automobile for business purposes and gasoline for personal purposes within a 50-mile radius of the Employee's office.

     8. Benefits. Finance will continue to provide employee any such other benefits as he now has and that may be additionally approved for Finance's employees generally or its senior executives. Finance agrees that it will maintain Employee's health benefits, both employee cost and benefits, at its current level or an equivalent level. A copy of the current health insurance plan is attached hereto as Attachment C. Employee shall be entitled each year to a vacation of four (4) weeks during which time Employee's compensation shall continue in full. Said vacation may be taken incrementally unless otherwise directed by the CEO.

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     9. Disability. If Employee is unable to perform Employee's duties hereunder by reason of medical incapacity for a consecutive period of not more than six
(6) months, Employee shall be entitled to Employee's regular compensation (including Executive Profit Sharing Plans and all other elements thereof) during the period of such incapacity. In the event that such medical incapacity exceeds six (6) consecutive months in duration, Employee's base salary and Executive Profit Sharing Plan payable under this Agreement may, after the initial six (6) consecutive months period, be reduced by fifty percent (50%), provided
Employee's full base salary and Executive Profit Sharing Plan shall be reinstated subject to the terms of this Agreement upon Employee's return to employment and to the discharge of Employee's full duties hereunder. Notwithstanding anything herein to the contrary, Finance may terminate this Agreement at anytime after Employee shall be unable to perform Employee's duties, for whatever cause, for a continuous period of more than twelve (12) months or for a total of 275 business days during any rolling 18-month period, and all obligations of Finance hereunder shall cease upon any such termination. In addition, any such Executive Profit Sharing Plan actually paid to Employee pursuant to Section 3.2 and this Section 9 shall be deemed to vest on the last day of the month that is the sixth month in which Employee has suffered a medical incapacity. It is expressly agreed by the parties that any amounts owed to Employee in salary, Executive Profit Sharing Plans and benefits during the disability period will be offset by any payments made to Employee under the Finance's disability policy.

     10. Termination

         10.1. For Cause. Notwithstanding any other provision of this Agreement, Finance reserves the right to terminate Employee's employment, without notice, for cause and such termination shall not constitute a breach of this Agreement by Finance. As used herein, any one or more of the following shall constitute cause: (i) fraud, misappropriation, embezzlement or similar wrongful acts to or against Finance or its affiliates; (ii) conviction of a felony or engaging in conduct involving moral turpitude, provided such conviction or conduct is reasonably expected to affect Finance's, TFCEI's or its subsidiaries' ability to engage in their businesses or is reasonably expected to materially affect the good name of Finance, TFCEI and/or its subsidiaries; (iii) unless medically incapacitated, Employee is demonstrably unable, or Employee is grossly negligent in the performance of Employee's office and such other duties as may be assigned to him by the CEO or Finance Board from time to time after Employee has been provided with 30 days written notice and an opportunity to cure the problem(s); or (iv) Employee's violation of any provision of this Agreement. In the event of termination of this Agreement pursuant to provisions (i), (ii) or (iv) of this Subsection, Employee shall be entitled to only such unpaid base salary as shall have accrued as of the date of Employee's termination, together with any Executive Profit Sharing Plans that would become payable on such date had Finance's fiscal year then terminated. If Employee is terminated pursuant to provision (iii) of this Subsection in addition to Employee's Executive Profit Sharing Plan payments, Employee will also be entitled to a payment of an additional six (6) months salary and the payment of COBRA for six (6) months. These payments shall be made to Employee at the time Finance distributes payroll checks to its other Employees.

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         10.2. Not For Cause. Employee, pursuant to the terms of the Agreement, may at any time upon the giving of 30-days notice be terminated not for cause. If Employee is terminated not for cause, Employee shall be entitled to all compensation, benefits and bonuses due and owing pursuant to Section 3 of this Agreement for the remainder of this Agreement. Such payments shall be paid to Employee as all salary, bonus and profit sharing payments are made to Finance's employees.

         10.3. Constructive Discharge. If Employee is ready, willing and able to work and Finance, for whatever reason, does not utilize the services of Employee for substantially the same professional duties for a total period of ninety (90) days during the life of this Agreement or elects to transfer Employee outside the Hampton Roads Virginia area and Employee is unable to transfer for any reason, Employee will be entitled to all salary, Executive Profit Sharing Plans, and benefits as provided in Section 10.2 of this Agreement.

         10.4. Excise Tax Under Section 4999. Employee understands that the payments Employee receives under this or other agreements, individually or combined, may be subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code. Accordingly, if at any time, it is determined that any payments to Employee under this Agreement would be subject to such excise tax, the payments to Employee under this Agreement shall be reduced by any amount sufficient to eliminate the excise tax but only if the result is to give the Employee a larger after-tax return than if such payments were not reduced. The Employee shall have the right to designate which payments shall be reduced.

     11. Death During Employment.

         11.1 If Employee dies during the term of Employee's employment, Finance shall pay to Employee's estate the compensation (including Executive Profit Sharing Plans) which would otherwise be accrued by him through the end of the month in which Employee's death occurs. In addition, the Company will pay Employee's estate the Executive Profit Sharing Plan's payments for an additional six-month period following Employee's death. The Executive Profit Sharing Plan payable hereunder shall be payable through the month of Employee's death calculated on an unaudited basis.

         11.2 Finance reserves the right to insure the life of Employee for all or any part of the payments which it anticipates would be payable pursuant to
Section 11.1; however, no benefits payable to Employee's survivors or estate under any group life insurance program provided by Finance shall be deemed to be any part of the payments due under Section 11.1 above.

     12. Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules then pertaining of the American Arbitration Association or other alternative dispute resolution means the parties may then agree upon, and judgment upon the award rendered may be entered in any court having jurisdiction hereof and the parties. In the event that Employee's employment is finally determined to have been not for cause, constructive discharge or without notice and an opportunity to cure as provided in Section 10.1(iii), Employee shall be paid any and all payments due and owing, pursuant to Section 10.1(iii), 10.2 or 10.3, as the case may be.

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     13. Change of Control. A "Change of Control" of TFCEI shall be deemed to have occurred upon the happening of any of the following events:

         13.1 The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock of TFCEI or Finance or the combined voting power of the then outstanding voting securities of TFCEI or Finance entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by TFCEI or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of TFCEI immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of then outstanding shares of common stock of TFCEI or the combined voting power of the then outstanding voting securities of TFCEI entitled to vote generally in the election of directors, as the case may be;

         13.2 Approval by TFCEIs' shareholders of a reorganization, merger or consolidation of TFCEI, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the common stock and voting securities of TFCEI immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or of a complete liquidation or dissolution of TFCEI or of the sale or other disposition of all or substantially all of the assets of TFCEI.

     14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and personally or electronically delivered or if sent by certified mail to Employee's residence in the case of Employee, or to its principal office in the case of Finance.

     15. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the waiving party.

     16. Assignment. The rights and obligations of Employee under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Finance; however, no assignment of rights, powers or benefits by Employee shall be binding upon Finance without the consent of the Board of Directors.

     17. Affiliated Entities. Any business entity which is fifty-one percent (51%) or more owned by Finance or TFCEI shall be deemed to be an "affiliate" for purposes of this Agreement.

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     18. Entire Agreement. This Agreement contains the entire agreement of the parties. It may not be changed orally but only an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Furthermore, this Agreement supercedes any prior severance agreements between Employee and Finance.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

(Corporate Seal)                      THE FINANCE COMPANY


ATTEST:
                                      By:______________________________________
________________________                 Robert S. Raley, Chairman of the Board


                                      EMPLOYEE



                                      _________________________________________
                                      Ronald G. Tray

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                                  ATTACHMENT A

                         EXECUTIVE PROFIT SHARING PLAN

          In addition to Employee's base salary, at a stipulated percentage of the net pre-tax earnings of THE Finance Company (TFC) and its subsidiaries during each fiscal year shall be paid Employee as hereinafter provided. Employee's percentage will be determined, prior to the beginning of any fiscal year, by the Chief Executive Officer of TFC. The term "net pre-tax earnings" shall mean the consolidated net pre-tax earnings of TFC and its subsidiaries. In computing net pre-tax earnings, no deductions shall be taken or allowances made for (i) federal or state income taxes paid or accrued, or for (ii) Executive Profit Sharing Plans paid by TFC to Employee, pursuant to this plan and to any other Employees who participate in this plan. Executive Profit Sharing Plan payments due Employee during any year shall be finally determined as of, December 31, of each year. The Executive Profit Sharing Plan shall be payable as follows:

          As soon as the annual audited financial statements prepared by TFC's independent public accountants are available, Employee's Executive Profit Sharing Plan for the preceding fiscal year will be finally determined. Upon TFC's final determination of Employee's Executive Profit Sharing Plan, it shall be paid promptly to Employee.

          In the event Employee is no longer employed, for any reason, by TFC at the time the final determination of the amount due Employee, Employee will not be entitled to any Executive Profit Sharing Plan payments or any pro-rated portion thereof.

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                                  ATTACHMENT B

          For purposes of Section 6.2.1 of this Agreement, the term "Market Areas" is defined as the states in which Finance currently does business in and any other other states that Finance enters prior to the termination of Employee's employment. Currently, Finance does business in the following states:

          Arizona
          California
          Colorado
          Florida
          Georgia
          Hawaii
          Indiana
          Kansas
          Kentucky
          Louisiana
          Maine
          Mississippi
          North Carolina
          Oklahoma
          South Carolina
          Texas
          Virginia
          Washington


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